UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PERMIANVILLE ROYALTY TRUST
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On June 23, 2023, Permianville Royalty Trust issued the following statement to its unitholders.

Important Message to Unitholders

Dear Unitholder:

On July 19, 2023, Permianville Royalty Trust (NYSE: PVL, the “Trust”) will hold a Special Meeting of unitholders to consider a proposal to approve the sale of certain oil and natural gas properties (the “Divestiture Properties”) that constitute a portion of the properties burdened by the Trust’s 80% net profits interest and the release of the net profits interest with respect to the Divestiture Properties, as well as two proposals to raise certain threshold requirements for similar, future transactions.

The following is a summary of the proposed transaction and the Divestiture Properties for consideration in Proposal 1:

-	The estimated special distribution to unitholders upon approval and consummation of the proposed transaction is anticipated to be $0.15000 per unit.

o    This compares to the prior year net profits allocable to the Trust associated with these assets of $0.00000 per unit and the three-year cumulative net profits allocable to the Trust of $0.00831 per unit.

o    This equates to an implied three-year cumulative cash flow multiple of over 18x.

o    For the most recent distribution declared on June 16, 2023, the net profits allocable to the Trust associated with these assets was again $0.00000 per unit (negative).

▪	The Divestiture Properties represented less than 8% of the revenues from the Underlying Properties but approximately 19% of the total accrued operating expenses and capital expenditures for the same monthly period reflected in the June 16, 2023 distribution announcement, reflecting the high cost and low profitability of the Divestiture Properties.

-	The buyer of the Divestiture Properties is also assuming the asset retirement liabilities associated with these assets, which COERT Holdings 1, LLC (the “Sponsor”) believes represents a material incremental benefit to unitholders in the form of reduced future capital expenses.

-	The buyer of the Divestiture Properties is the operator of the Divestiture Properties and is a third-party, public company with no affiliation to the Sponsor. If the transaction is approved, the Sponsor also would release its corresponding 20% net profits interest in the Divestiture Properties on the same terms as the Trust.

The following is a summary of the proposed amendments and considerations for Proposals 2 and 3:

-	Increasing the limitation on the sale of Underlying Properties to up to 7.5% of the total production or $7.5 million Fair Value (as defined in the Conveyance of Net Profits Interest) within a 12-calendar-month period.

o    The reason for this proposal is to allow the Sponsor, for the benefit of the Trust and unitholders, to pursue similar, opportunistic sales of non-core assets at accretive prices without incurring the expenses associated with holding a special meeting of unitholders.

o    For reference, the Sponsor estimates the total transaction expenses related to the sale of the Divestiture Properties to be $500,000 before the negotiated reimbursement by the buyer, monies that would otherwise be payable to unitholders if the amendments proposed by Proposals 2 and 3 had been in effect.

▪	The estimated $500,000 of expenses represents $0.01212 per unit of value to the unitholders.

o    As announced in the Trust’s most recent distribution press release on June 16, 2023, the Sponsor recently sold approximately $0.3 million in non-producing, non-cash flowing acreage to a private oil company, proceeds of which will be included in the following month’s net profits interest calculation.

▪	The Sponsor believes there is more value that can be unlocked in non-cash flowing assets within the Underlying Properties and in the past has received unsolicited offers from buyers, but the Amended and Restated Trust Agreement of the Trust (the “Trust Agreement”) currently limits such transactions to an aggregate value of only $500,000 per 12-calendar-month period.

-	The Sponsor believes that a vote FOR Proposals 2 and 3 will allow for greater value capture and net proceeds payable to the unitholders in connection with future, opportunistic asset sales while simultaneously reducing associated legal expenses.

The Special Meeting will consider three proposals to approve:

1)	A transaction pursuant to which:

-	The Sponsor will sell its interests in the Divestiture Properties

-	The Trust will release the related net profits interest associated with the Divestiture Properties

-	The net proceeds received by the Trust with respect to the sale will be distributed to the unitholders

2)	Amendments to the Trust Agreement to raise certain threshold requirements for a vote of unitholders in connection with similar future transactions;

3)	Amendments to the Conveyance of Net Profits Interest to raise certain threshold requirements for a vote of unitholders in connection with similar future transactions; and

4)	An adjournment of the special meeting, if necessary or appropriate, to permit solicitation of additional proxies in favor of the above proposals.

The Sponsor, through its related entities, remains the single largest Trust unitholder at over 20% of the outstanding Trust units, which the Sponsor believes aligns its economic interests with all other unitholders. Entities related to the Sponsor intend to vote FOR Proposals 1, 2 and 3.

*** PROPOSAL 1 MUST BE APPROVED FOR THE SALE TRANSACTION TO BE APPROVED AND FOR THE SPECIAL DISTRIBUTION TO BE PAID TO YOU. ***

*** IMPLEMENTATION OF PROPOSAL 1 IS NOT CONTINGENT UPON THE IMPLEMENTATION OF PROPOSALS 2 AND 3, BUT BOTH OF PROPOSALS 2 AND 3 MUST BE APPROVED IN ORDER TO REDUCE DEAL EXPENSES FOR SIMILAR FUTURE TRANSACTIONS. ***

YOUR VOTE IS IMPORTANT — Whether or not you attend the Special Meeting, we urge you to submit your vote promptly once you have reviewed the definitive proxy statement.

Proposal 1 will NOT be implemented unless approved by at least 50% of all outstanding units.

Proposals 2 and 3 will NOT be implemented unless BOTH such proposals are approved – by at least 75% of all outstanding units.

Not voting will have the same effect as a vote against the proposals.

PLEASE VOTE TODAY!

If you have any questions or require any assistance with respect to voting your units, please contact Morrow Sodali, the Trust’s proxy solicitor, at the phone number or email listed below:

Call Toll Free: (800) 662-5200 Email: PVL.info@investor.morrowsodali.com

The proxy statement filed with the Securities and Exchange Commission provides you with detailed information about the proposals and related matters. You are encouraged to carefully read the entire proxy statement and other relevant documents filed or to be filed by the Trust with the Securities and Exchange Commission in their entirety.